Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Resonant Inc. of our report dated February 27, 2018 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Sherman Oaks, California
November 13, 2018